Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson Vice President, Investor Relations 920.966.5939

Media:	John Daggett
Vice President, Communications
920.233.9247

OSHKOSH CORPORATION REPORTS 2016
SECOND QUARTER RESULTS

JLTV Program Ramping Up After Protest Ended

Increases Fiscal 2016 EPS Estimate Range to $2.30 to $2.70

Declares Quarterly Cash Dividend of $0.19 Per Share

OSHKOSH, WI — (April 28, 2016) — Oshkosh Corporation (NYSE: OSK) today reported fiscal 2016 second quarter net income of $56.1 million, or $0.76 per diluted share, compared to $54.6 million, or $0.69 per diluted share, in the second quarter of fiscal 2015. Results for the second quarter of fiscal 2015 included after-tax costs of $9.3 million incurred in connection with the refinancing of the Company’s senior notes due 2020. Excluding this item, fiscal 2015 second quarter adjusted(1) net income was $63.9 million, or $0.81 per diluted share.

Consolidated net sales in the second quarter of fiscal 2016 were $1.52 billion, a decrease of 1.9 percent compared to the prior year second quarter. Higher sales in the defense, fire & emergency and commercial segments almost completely offset a decline in sales in the access equipment segment.

Consolidated operating income in the second quarter of fiscal 2016 was $91.4 million, or 6.0 percent of sales, compared to $109.7 million, or 7.1 percent of sales, in the prior year second quarter. The decline in operating income was driven by lower access equipment segment sales and higher corporate expenses, offset in part by improved performance in the defense segment. The Company also experienced improved margins and operating income in

(1)  This press release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly titled measures disclosed by other companies. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this press release.

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the fire & emergency and commercial segments as both segments continued to execute on strategies to deliver improved operational efficiencies.

“I’m proud of the focus that our team members exhibited executing our MOVE strategy as we delivered earnings per share of $0.76 during the second fiscal quarter, significantly exceeding our expectations,” stated Wilson R. Jones, Oshkosh Corporation president and chief executive officer. “Better than expected results in the access equipment and defense segments, along with discrete tax benefits of $0.06 per share, drove the higher than previously anticipated earnings.

“Our North American access equipment rental customers, as expected, adopted a more cautious approach to rental fleet capital expenditures during the quarter. However, we believe rental company market conditions continue to support a reasonable level of fleet investment. We believe a generally more positive view on the U.S. economy, a solid construction outlook and a relatively mild winter in the U.S. led some rental companies to make access equipment purchase decisions earlier in the year than they may have previously planned, leading to higher than expected sales in the access equipment segment in the second quarter.

“The defense segment achieved sales in the quarter above our prior expectations and delivered strong operational performance,” added Jones. “We’re also pleased that our defense team can now move forward on the JLTV program without the constraints of the competitor protest that was filed after the award of the production contract to Oshkosh. Our defense team is energized to begin delivering these game-changing vehicles to our customer this fall. The team also secured a contract that they have been pursuing from an international customer for more than 1,000 M-ATVs. The team is working with the customer to finalize the funding and vehicle delivery schedule for this important contract and as a result, our outlook for fiscal 2016 and the defense segment backlog exclude any sales of vehicles under this contract.

“We are modestly raising our earnings per share expectations for fiscal 2016 from a range of $2.20 to $2.60 to a range of $2.30 to $2.70, largely as the result of a lower estimated tax rate, along with increased expectations for results in the defense segment.”

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment — Access equipment segment sales declined 23.2 percent to $754.3 million for the second quarter of fiscal 2016. The decline in sales was primarily due to the slowdown in North American replacement demand that began last summer and lower shipments of telehandlers in North America. In the second quarter of fiscal 2015, the access equipment segment experienced a large increase in telehandler sales related to the transition to Tier 4 engines.

Access equipment segment operating income decreased 44.7 percent to $75.7 million, or 10.0 percent of sales, for the second quarter of fiscal 2016 compared to $136.9 million, or 13.9 percent of sales, in the second quarter of fiscal 2015. The decrease in operating income was primarily the result of the lower sales volume and a challenging pricing environment, the impact of a prior year benefit associated with a favorable vendor recovery settlement and adverse manufacturing absorption as the business significantly reduced production rates, offset in part by lower spending on engine emissions standards changes.

Defense — Defense segment sales for the second quarter of fiscal 2016 increased 87.1 percent to $297.0 million. The increase in sales was primarily due to increased sales of Family of Heavy Tactical Vehicles (“FHTVs”) and international Mine Resistant Ambush Protected All-Terrain Vehicles (“M-ATVs”). The Company experienced a break in production under the FHTV program in the second quarter of fiscal 2015.

The defense segment recorded operating income of $27.8 million, or 9.4 percent of sales, for the second quarter of fiscal 2016 compared to an operating loss of $12.0 million, or 7.5 percent of sales, in the second quarter of fiscal 2015. The increase in operating results was largely due to higher sales volume and favorable product mix.

Fire & Emergency — Fire & emergency segment sales for the second quarter of fiscal 2016 increased 18.5 percent to $240.4 million. Sales in the second quarter of fiscal 2016 benefited from higher domestic fire apparatus deliveries as a result of increased production rates to meet higher demand and the delivery of a multi-unit international order. Improved operational efficiencies have allowed the fire & emergency segment to increase and maintain higher production rates.

Fire & emergency segment operating income increased 66.0 percent to $14.9 million, or 6.2 percent of sales, for the second quarter of fiscal 2016 compared to $9.0 million, or 4.4 percent of sales, in the second quarter of fiscal 2015. Higher sales volume was the largest contributor to the increase in operating income.

Commercial — Commercial segment sales increased 7.1 percent to $236.7 million in the second quarter of fiscal 2016. The increase in sales was primarily attributable to higher refuse collection vehicle volume driven by fleet replenishment by private waste haulers and share gains.

Commercial segment operating income increased 99.0 percent to $17.2 million, or 7.3 percent of sales, for the second quarter of fiscal 2016 compared to $8.6 million, or 3.9 percent of sales, in the second quarter of fiscal 2015. The increase in operating income was primarily a result of improved product mix and higher sales volume.

Corporate — Corporate operating expenses increased $11.4 million in the second quarter of fiscal 2016 to $44.2 million. The increase in corporate operating expenses in the second quarter of fiscal 2016 was primarily due to increased start-up costs of a shared manufacturing facility and higher health care costs compared to the second quarter of fiscal 2015.

Interest Expense Net of Interest Income — Interest expense net of interest income decreased $13.1 million to $15.1 million in the second quarter of fiscal 2016. Results for the second quarter of fiscal 2015 included a $14.7 million charge related to debt extinguishment costs in connection with the refinancing of the Company’s senior notes. Excluding debt extinguishment costs, adjusted(1) interest expense net of interest income increased $1.6 million in the second quarter of fiscal 2016. The benefit of lower interest rates on the Company’s refinanced senior notes was more than offset by increased borrowings to support increased working capital levels.

Provision for Income Taxes — The Company recorded income tax expense of $20.3 million in the second quarter of fiscal 2016, or 27.0 percent of pre-tax income, compared to $29.5 million, or 35.7 percent of pre-tax income, in the second quarter of fiscal 2015. The Company recorded $4.4 million, or $0.06 per share, of discrete tax benefits in the second quarter of fiscal 2016.

Share Repurchases — Share repurchases completed during the previous twelve months had the effect of increasing earnings per share in the second quarter of fiscal 2016 by $0.05 compared to the prior year second quarter. The Company did not repurchase any shares in the second quarter of fiscal 2016.

Six-month Results

The Company reported net sales for the first six months of fiscal 2016 of $2.78 billion and net income of $70.7 million, or $0.95 per share. This compares with net sales of $2.91 billion and net income of $89.3 million, or $1.12 per share, in the first six months of the prior year. Consolidated net sales in the first six months of fiscal 2016 declined 4.5 percent on significantly lower access equipment segment sales. Earnings for the first six months of fiscal 2016 were $70.7 million, or $0.95 per share, as compared to adjusted(1) earnings of $96.5 million, or $1.21 per share, in the first six months of fiscal 2015. Improved operating income results in each of the Company’s non-access equipment segments were not sufficient to offset the impact of lower sales in the Company’s access equipment segment and higher corporate expenses, including increased start-up costs of a shared manufacturing facility. Earnings per share in the first six months of fiscal 2016 improved $0.06 compared to the prior year period as a result of lower average diluted shares outstanding. Earnings per share for the first six months of fiscal 2016 were negatively impacted by $0.02 as a result of the strengthening U.S. dollar.

Fiscal 2016 Expectations

The Company increased its fiscal 2016 earnings per share estimate range to $2.30 to $2.70 on projected net sales of $5.7 billion to $6.0 billion. The increased estimate range largely reflects a lower estimated tax rate as a result of the discrete tax benefits recorded in the second fiscal quarter and increased expectations for defense segment results, partially offset by expected higher corporate costs.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.19 per share of Common Stock. The dividend will be payable on May 31, 2016, to shareholders of record as of May 16, 2016.

Conference Call

The Company will comment on its fiscal 2016 second quarter earnings and its full-year fiscal 2016 outlook during a conference call at 9:00 a.m. EDT this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward-Looking Statements

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this press release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (“DoD”) and international defense customer procurement of products and services and funding or payments thereof; the Company’s ability to utilize material and components which it has committed to purchase from suppliers; higher material costs resulting from production variability due to uncertainty of timing of funding or payments from international defense customers; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicle production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; global economic uncertainty, which could lead to additional impairment charges related to many of the Company’s intangible assets and/or a slower recovery in the Company’s cyclical businesses than Company or equity market expectations; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks related to production or shipment delays arising from quality or production issues; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to a data security breach; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this press release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this press release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Oshkosh Corporation is a leading designer, manufacturer and marketer of a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies. Oshkosh Corporation manufactures, distributes and services products under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®. Oshkosh products are valued worldwide by rental companies, concrete placement and refuse collection businesses, fire & emergency departments, municipal and airport services and defense forces, where high quality, superior performance, rugged reliability and long-term value are paramount. For more information, log on to www.oshkoshcorporation.com.

®, TM All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net sales	$1,524.3	$1,554.2	$2,776.3	$2,907.5
Cost of sales	1,265.0	1,278.4	2,334.2	2,402.0
Gross income	259.3	275.8	442.1	505.5

Operating expenses:
Selling, general and administrative	154.7	152.8	294.0	303.3
Amortization of purchased intangibles	13.2	13.3	26.4	26.8
Total operating expenses	167.9	166.1	320.4	330.1
Operating income	91.4	109.7	121.7	175.4

Other income (expense):
Interest expense	(15.6)	(28.8)	(30.2)	(43.2)
Interest income	0.5	0.6	1.0	1.4
Miscellaneous, net	(1.0)	1.3	(1.0)	—
Income before income taxes and equity in earnings of unconsolidated affiliates	75.3	82.8	91.5	133.6
Provision for income taxes	20.3	29.5	22.0	45.7
Income before equity in earnings of unconsolidated affiliates	55.0	53.3	69.5	87.9
Equity in earnings of unconsolidated affiliates	1.1	1.3	1.2	1.4
Net income	$56.1	$54.6	$70.7	$89.3

Amounts available to common shareholders, net of tax:
Net income	$56.1	$54.6	$70.7	$89.3
Allocated to participating securities	—	(0.1)	—	(0.2)
Net income available to common shareholders	$56.1	$54.5	$70.7	$89.1

Earnings per share attributable to common shareholders:
Basic	$0.77	$0.70	$0.96	$1.14
Diluted	0.76	0.69	0.95	1.12

Basic weighted-average shares outstanding	73,118,295	78,007,479	73,593,439	78,433,035
Dilutive stock options and other equity-based compensation awards	743,045	1,102,424	766,421	1,103,796
Participating restricted stock	—	(115,163)	—	(112,237)
Diluted weighted-average shares outstanding	73,861,340	78,994,740	74,359,860	79,424,594

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	March 31,	September 30,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$38.4	$42.9
Receivables, net	1,046.0	964.6
Inventories, net	1,373.4	1,301.7
Deferred income taxes, net	54.5	52.2
Other current assets	77.9	67.9
Total current assets	2,590.2	2,429.3
Investment in unconsolidated affiliates	16.8	16.2
Property, plant and equipment:
Property, plant and equipment	1,121.8	1,093.7
Accumulated depreciation	(643.5)	(617.9)
Property, plant and equipment, net	478.3	475.8
Goodwill	1,006.0	1,001.1
Purchased intangible assets, net	580.2	606.7
Other long-term assets	79.7	83.9
Total assets	$4,751.2	$4,613.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$155.7	$83.5
Accounts payable	597.7	552.8
Customer advances	525.9	440.2
Payroll-related obligations	123.6	116.6
Other current liabilities	241.6	265.0
Total current liabilities	1,644.5	1,458.1
Long-term debt, less current maturities	845.0	855.0
Deferred income taxes, net	88.6	91.7
Other long-term liabilities	298.7	297.1
Commitments and contingencies
Shareholders' equity	1,874.4	1,911.1
Total liabilities and shareholders' equity	$4,751.2	$4,613.0

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	March 31,
	2016	2015
Operating activities:
Net income	$70.7	$89.3
Depreciation and amortization	63.7	64.0
Stock-based compensation expense	11.4	11.4
Deferred income taxes	(7.0)	(4.7)
Foreign currency transaction losses	0.3	10.7
Gain on sale of assets	(6.3)	(5.0)
Other non-cash adjustments	(0.2)	12.8
Changes in operating assets and liabilities	(38.1)	(249.2)
Net cash provided (used) by operating activities	94.5	(70.7)

Investing activities:
Additions to property, plant and equipment	(40.3)	(69.8)
Additions to equipment held for rental	(22.7)	(15.5)
Proceeds from sale of equipment held for rental	26.1	13.4
Other investing activities	(1.0)	(1.5)
Net cash used by investing activities	(37.9)	(73.4)

Financing activities:
Net increase (decrease) in short-term debt	(21.3)	13.7
Proceeds from issuance of debt (original maturities greater than three months)	273.5	315.0
Repayments of debt (original maturities greater than three months)	(190.0)	(325.0)
Repurchases of common stock	(100.1)	(88.1)
Dividends paid	(28.0)	(26.7)
Debt issuance costs	—	(15.4)
Proceeds from exercise of stock options	1.9	3.4
Excess tax benefit from stock-based compensation	0.9	4.1
Net cash used by financing activities	(63.1)	(119.0)

Effect of exchange rate changes on cash	2.0	2.7
Decrease in cash and cash equivalents	(4.5)	(260.4)
Cash and cash equivalents at beginning of period	42.9	313.8
Cash and cash equivalents at end of period	$38.4	$53.4

OSHKOSH CORPORATION

SEGMENT INFORMATION

(Unaudited; in millions)

	Three Months Ended March 31,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$375.1	$—	$375.1	$432.5	$—	$432.5
Telehandlers	214.7	—	214.7	379.7	—	379.7
Other	164.5	—	164.5	169.6	—	169.6
Total access equipment	754.3	—	754.3	981.8	—	981.8

Defense	296.8	0.2	297.0	157.6	1.1	158.7

Fire & emergency	237.2	3.2	240.4	194.6	8.3	202.9

Commercial
Concrete placement	111.3	—	111.3	111.0	—	111.0
Refuse collection	99.5	—	99.5	76.7	—	76.7
Other	25.2	0.7	25.9	32.5	0.7	33.2
Total commercial	236.0	0.7	236.7	220.2	0.7	220.9
Intersegment eliminations	—	(4.1)	(4.1)	—	(10.1)	(10.1)
Consolidated net sales	$1,524.3	$—	$1,524.3	$1,554.2	$—	$1,554.2

	Six Months Ended March 31,
	2016			2015
	External	Inter-	Net	External	Inter-	Net
	Customers	segment	Sales	Customers	segment	Sales
Access equipment
Aerial work platforms	$617.1	$—	$617.1	$709.8	$—	$709.8
Telehandlers	326.5	—	326.5	670.1	—	670.1
Other	340.5	—	340.5	318.6	—	318.6
Total access equipment	1,284.1	—	1,284.1	1,698.5	—	1,698.5

Defense	613.7	1.3	615.0	426.8	1.2	428.0

Fire & emergency	442.6	5.3	447.9	354.1	15.8	369.9

Commercial
Concrete placement	183.6	—	183.6	197.1	—	197.1
Refuse collection	198.5	—	198.5	166.3	—	166.3
Other	53.8	1.1	54.9	64.7	3.0	67.7
Total commercial	435.9	1.1	437.0	428.1	3.0	431.1
Intersegment eliminations	—	(7.7)	(7.7)	—	(20.0)	(20.0)
Consolidated net sales	$2,776.3	$—	$2,776.3	$2,907.5	$—	$2,907.5

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2016	2015	2016	2015
Operating income (loss):
Access equipment	$75.7	$136.9	$96.1	$214.1
Defense	27.8	(12.0)	51.0	(2.2)
Fire & emergency	14.9	9.0	25.0	10.5
Commercial	17.2	8.6	26.1	21.0
Corporate	(44.2)	(32.8)	(76.5)	(68.1)
Intersegment eliminations	—	—	—	0.1
Consolidated	$91.4	$109.7	$121.7	$175.4

	March 31,
	2016	2015
Period-end backlog:
Access equipment	$664.8	$654.1
Defense	1,680.5	573.9
Fire & emergency	903.4	716.1
Commercial	289.4	291.8
Consolidated	$3,538.1	$2,235.9

Defense and consolidated backlog at March 31, 2016 excludes a contract award from an international customer for over 1,000 M-ATVs as the Company works with the customer to finalize funding and vehicle delivery schedules.

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a reported basis and on a basis excluding items that affect comparability of results. When the Company uses operating results excluding certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended	Six Months Ended
	March 31, 2015	March 31, 2015

Adjusted interest expense net of interest income (non-GAAP)	$(13.5)	$(27.1)
Debt extinguishment costs	(14.7)	(14.7)
Interest expense net of interest income (GAAP)	$(28.2)	$(41.8)

Adjusted net income (non-GAAP)	$63.9	$96.5
OPEB curtailment / settlement, net of tax	—	2.1
Debt extinguishment costs, net of tax	(9.3)	(9.3)
Net income (GAAP)	$54.6	$89.3

Adjusted earnings per share-diluted (non-GAAP)	$0.81	$1.21
OPEB curtailment / settlement, net of tax	—	0.03
Debt extinguishment costs, net of tax	(0.12)	(0.12)
Earnings per share-diluted (GAAP)	$0.69	$1.12

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